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                                      20

                                                                    EXHIBIT 11.2

             COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

                      (in millions, except per share data)
                                  (unaudited)


                                                  Three months ended           Nine months ended
                                                       September 30,               September 30,
                                                                1997                        1997
                                                  ------------------          ------------------
Historical Computation/(1)/
Net income available for common stock                          $23.0                       $66.0
Average number of common
  shares outstanding                                            58.0                        56.7
Additional shares assuming conversion or
  exercise of stock options and stock
  purchase plan subscriptions                                    1.7                         1.7
                                                               -----                       -----

Average common shares outstanding                               59.7                        58.4
Fully diluted net income per common share                      $0.39                       $1.13
                                                               =====                       =====


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(1)  Historical computation of fully diluted earnings per common share for the three and nine months ended September, 1996 is not considered meaningful as Allegiance was not a public company during such historical periods.